Exhibit 4.22

Advisory Services Agreement

19 September 2013

This agreement (“Agreement”) will confirm our understanding that Healthios Capital Markets, LLC (“Advisor”) whose principal place of business is 1101 Skokie Blvd, Suite 240, Northbrook, IL 60062 has been engaged to act as the financial advisor on a “best efforts” basis for Medifocus Inc. and/or its affiliates, whose principal place of business is The Exchange Tower Suite 1800, 130 King Street West; M5X 1E3 Toronto, ON ; Canada (“Client”) on the terms and conditions set forth in this Agreement.

1)	Advisor shall provide financial advisory services as set forth herein in connection with an offering of debt or equity securities made in accordance with an exemption from registration under the Securities Act of 1933 (an “Initial Private Placement”). While Advisor acknowledges prior engagement of Maxim Group LLC (“Maxim”) and the validity of the June 27, 2013 between Maxim and the Client, upon successful completion of the initial Private Placement of no less than $3 million, Client agrees to also engage Advisor on a non-exclusive basis for subsequent transactions that may be consummated by Client (each a “Transaction”): (i) an offering of debt or equity securities made in accordance with an exemption from registration under the Securities Act of 1933 (a “Subsequent Private Placement”), (ii) one or more strategic alliances (each a “Strategic Alliance”, as defined in Paragraph 8) below, and/or (iii) a sale, merger, consolidation, tender offer, business combination or similar transaction or any other of the business, assets, or stock of the Client or any other similar transaction in which the holders of the Client’s voting power immediately before the closing of such transaction own less than 50% of the voting power of the surviving entity immediately after the closing of any such transaction (a “Sale”). Notwithstanding the foregoing, Maxim shall be offered an opportunity to participate in the Initial and Subsequent Private Placements and Sale upon terms mutually agreeable to Healthios, Maxim and the Client. In its role as financial advisor, the Advisor will assist the Client in: (a) preparing descriptive materials; (b) identifying prospective acquirors, partners or investors; (c) evaluating offers received from prospective acquirors, partners or investors; and (d) conducting discussions and negotiations looking toward the consummation of a transaction. These efforts and this work notwithstanding, it is ultimately the Client’s responsibility for the Transaction as it is the Client that is undertaking the transaction. Advisor acknowledges and agrees that the Client reserves the right, in its sole discretion, to reject any and all proposals made to it with respect to a potential Transaction, to decline to furnish further information and to terminate discussions and negotiations at any time. In the event that the Client elects not to complete any Transaction, no amounts shall be payable hereunder (other than the reimbursement of expenses provided for in Paragraph (4)) and amounts payable in accordance with Schedule I hereto). Advisor shall not act as a principal in the Transaction and will have no authority to bind Client.

2)

The engagement will have a term of six months commencing with the Client’s acceptance of this agreement (the “Initial Period”) and will be extended for additional one-month periods under the terms set forth herein unless either party has given written notice of termination to the other party not later than 30 days prior to the end of the Initial Period or any subsequent one-month extension. Termination of Advisor’s engagement hereunder for any reason shall not affect Client’s obligations to pay to Advisor fees accruing prior to such termination to the extent provided for herein, to provide indemnification as provided in Schedule I hereto, and to reimburse expenses as set forth in this Agreement. Any termination of this engagement hereunder shall not be effective until all fees and expenses owed to Advisor have been made in full. Any legal expenses incurred by Advisor relating to efforts to collect fees and expenses outstanding and owed by Client shall be borne by Client. The Initial Period and any extensions beyond the Initial Period and through the termination of this engagement are hereinafter referred to as the “Engagement Period”.

3)	For our services hereunder, the Client will pay the Advisor a non-refundable monthly retainer (“Retainer”) of $15,000 for the first four months and $5,000 for subsequent months, with the first payment payable as of the execution of this Agreement, and the subsequent payments to be due promptly upon the monthly anniversary of the date of this Agreement. The Client also agrees to pay all of our reasonable out-of-pocket expenses, including fees and disbursements of our counsel; such expenses to be paid in cash upon submission of an invoice by Advisor from time to time. Expenses shall not exceed $5,000 without prior approval of the Client (It being understood that the Client’s attorney will be responsible for the drafting of all transaction documents).

4)	If an agreement for an Initial Private Placement is entered into or consummated (i) within the Engagement Period (including any extensions thereof) or (ii) not later than one year after the expiration of such period (including any extensions thereof), with a party (or any affiliate thereof) introduced to the Client by Advisor or as to which Advisor rendered any services hereunder, the Client agrees to pay Advisor a fee equal to 6% of the aggregate consideration received in such Private Placement, such fee to be payable in cash at the time of closing. Advisor shall also receive compensation in the form of a warrant which would entitle Advisor to purchase an amount of Client securities equal to 5% of the Aggregate Consideration in the same security and at the same price as the Private Placement. Such warrant shall have a term of five years, be exercisable on a non-cash basis in the event of a change in control of the Client, and have such other terms and conditions as are customary in such transactions. For the purpose of clarity, investors introduced by the Client and Maxim, including but not limited to current and prospective investors in Hong Kong and China shall not be subject to the Advisor Private Placement Fee.

5)	If an agreement for a Subsequent Private Placement is entered into (i.e. a definitive, binding agreement) or consummated (i) within the Engagement Period (including any extensions thereof) or (ii) not later than one year after the expiration of such period (including any extensions thereof), with a party (or any affiliate thereof) introduced to the Client by Advisor or as to which Advisor rendered any services hereunder, the Client agrees to pay Advisor a fee at least equal to the fee paid to Maxim for such transaction. If no fee is paid to Maxim then the Client agrees to pay the Advisor a fee equal to the fees for an Initial Private Placement. For the purpose of clarity, investors introduced by the Company and Maxim, including but not limited to current and prospective investors in Hong Kong and China shall not be subject to the Advisor Private Placement Fee.

6)	The Client will be responsible for the contents of any documents used in the offering of the Client’s securities, and the Client represents that such documents will not, as of the date of any offer or sale of such securities, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. All offering materials must be approved by the Client prior to their use. The Client understand that the Advisor will be acting as its agent in the placing of the Client’s securities and that the Advisor’s responsibility in this transaction is limited to a best efforts basis in placing such securities, with no commitment by the Advisor to purchase or place the Client’s securities. Offers and sales of securities of the Client will be made in accordance with the exemption from registration under the Securities Act of 1933 available under Rule 506 of Regulation D promulgated thereunder.

7)	If a Strategic Alliance(s) is entered into or consummated within (i) the Engagement Period, or (ii) not later than one year after the expiration of such Engagement Period, with any party (or an entity owned, controlled by or affiliated with such party) identified to the Client by the Advisor as non exclusive advisor or as to which the Advisor rendered any services hereunder, then the Client agrees to pay the Advisor a fee at least equal to the fee paid to Maxim for such transaction. If no fee is paid to Maxim then the Client agrees to pay the Advisor a fee equal to 3% of the aggregate consideration.

8)

In the event that the Client consummates a Strategic Alliance through more than one closing or with more than one partner, the Client agrees that the aggregate consideration used to calculate the Advisor’s fee hereunder shall be the sum total of the aggregate consideration received or to be received from each such partner. For the purposes of calculating Advisor’s fee under Paragraph (7) above, aggregate consideration shall include, but not be limited to: (a) all payments made at closing for equity securities, equity security rights or similar rights; (b) technology access fees or similar up-front payments; (c) other future product royalties and payments to be made to the Client or its employees for which the Strategic Alliance partners(s) (each a “Partner”) is obligated either absolutely or upon the attainment of milestones; (d) funding by the Partner (through reimbursement or otherwise) relative to research and development, clinical trials and related expenditures, whether such work is performed or managed by the Client or the Partner, provided that such amounts are committed to and specifically quantified and defined in an agreement with the Client; (e) reimbursement of expenses (to the extent that such reimbursement is done at prevailing market rates) and (f) the repayment or assumption by the Partner of obligations of the Client, including indebtedness for money borrowed or amounts owed by the Client to inventors or owners of technology. It is further understood that aggregate consideration shall not be reduced by the amount of the fee due the Advisor hereunder. In the event that a portion of aggregate consideration is to be received after the closing (“Future Consideration”), the fee to the Advisor related to such Future Consideration shall be paid upon receipt of such Future Consideration by the Client, its shareholders or employees. The appropriate fee on such Future Consideration shall be determined based upon the cumulative aggregate consideration received by the Client, its shareholders or employees. A Strategic Alliance may include, but is not limited to: (a) a joint venture, partnership, license or other contract for the research, development, manufacturing, marketing, distribution, sale or other activity relating to the Client’s present and/or future products; (b) the purchase of, or commitment to purchase from the Client, less than a majority of the business, assets or stock of the Client by a Partner; (c) the sale of any of the Client’s assets or any rights in respect to its products and/or technology; and (d) a commitment to provide funding for all or part of the Client’s research and development activities, whether such work is performed or managed by the Client or the Partners. It is also understood that should the Client enter into any Strategic Alliance transaction that the Client agrees to engage the Advisor for any subsequent Sale of the Client, at that time, on the same terms as set forth herein.

9)	If a Sale of all or part of the Client is entered into or consummated (i) within the Engagement Period, or (ii) not later than one year after the expiration of such Engagement Period, with any party (or an entity owned, controlled by or affiliated with such party) identified to the Client by the Advisor (as non-exclusive advisor) or as to which the Advisor rendered any services hereunder, then the Client agrees to pay the Advisor a fee at least equal to the fee paid to Maxim for such transaction. If no fee is paid to Maxim then the Client agrees to pay the Advisor a fee equal 3% of the aggregate consideration.

10)	In the event that the Client consummates the Sale through more than one closing or with more than one acquiror, the Client agrees that the aggregate consideration used to calculate the Advisor’s fee hereunder shall be the sum total of the aggregate consideration received or to be received from each such acquiror. For purposes of calculating Advisor’s fee under Paragraph (9) above, the aggregate consideration paid with respect to the business, assets or stock of the Client shall be equal to the total of all cash, securities and/or other assets paid for such business, assets or stock by the acquiror. Aggregate consideration shall also include: (a) any commercial bank, lease obligations or similar indebtedness of the Client that is repaid or for which the responsibility to pay is assumed by the acquiror in connection with such transaction, (b) the greater of the stated value or the liquidation value of preferred stock of the Client that is assumed or acquired by the acquiror that is not converted into common stock upon the consummation of such transaction, (c) future product royalties and payments for which the acquiror is obligated either absolutely or upon the attainment of milestones or financial results (“Acquiror Future Payments”) and (d) reimbursement of expenses (to the extent that such reimbursement is done at prevailing market rates). The fee to the Advisor related to Acquiror Future Payments shall be paid upon receipt of such Acquiror Future Payments by the Client, its shareholders or employees. The appropriate fee on such Acquiror Future Payments shall be determined based upon the cumulative aggregate consideration received by the Client, its shareholders or employees. It is further understood that aggregate consideration shall not be reduced by the amount of the fee due the Advisor hereunder. For the purposes of calculating our fee, securities constituting part of aggregate consideration that are traded on a national securities exchange or system shall be valued at the average of the closing prices thereof for the twenty trading days ending two days prior to the date of the consummation or closing on any such transaction. Such securities which are traded over-the-counter shall be valued at the mean between the latest bid and asked prices during such twenty-day period. Any debt or other securities of the acquiror shall be valued at their fair market value. In the event a Sale of the Client is consummated through a multiple-step transaction wherein the acquirer is not obligated either absolutely or upon the attainment of milestones or financial results to make future payments to further increase its ownership in the Client (the “Multiple-Step Payments”), the Client agrees to pay the Advisor a fee on such Multiple-Step Payments, and such fee shall be calculated and paid pursuant to this Paragraph (10). Such fee shall be payable when such Multiple-Step Payments are made and shall be in addition to the fee paid to the Advisor in the first step of such transaction. The appropriate fee on such Multiple-Step Payments shall be determined based upon the cumulative aggregate consideration received by the Client, its shareholders or employees as outlined in the above example for Acquiror Future Payments.

11)	Any financial advice rendered by us pursuant to this agreement may not be disclosed publicly in any manner without our prior written approval and will be treated by us as confidential. The Client will provide us with all financial and other information requested by us for the purposes of rendering our services pursuant to this agreement.

12)	All non-public information given us by the Client will be treated by us as confidential. We may rely, without independent verification, on the accuracy and completeness of all information furnished to us by the Client or any other party or potential party to any transaction contemplated by this agreement.

13)	Since the Advisor will be acting on behalf of the Client in connection with its Engagement hereunder, the Client agrees to the provisions with respect to its indemnity of the Advisor and other matters set for in Schedule I and that such Schedule is an integral part of this agreement and shall survive any termination or expiration of the agreement.

14)	This agreement, Schedule I, and any rights, duties or obligations hereunder may not be waived, amended, modified or assigned, in any way, in whole or in part, without the prior written consent of, and shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

15)	In case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this agreement shall not in any way be affected or impaired thereby.

16)	This agreement and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this agreement or Advisor’s engagement hereunder, directly or indirectly (including any claim concerning advice provided pursuant to this agreement), shall be governed by and construed in accordance with the laws of the State of Illinois and to be resolved through arbitration in Illinois. Any rights to trial by jury with respect to any claim, action or proceeding, directly or indirectly, arising out of, or relating to, this agreement or Advisor’s engagement hereunder are waived by Advisor and the Client.

17)	All communications and notice hereunder shall be in writing and shall be e-mailed, hand-delivered or telecopied and confirmed to the parties hereto as follows:

If to Advisor:

W. Gregory Shearer

Managing Director

Healthios Capital Markets, LLC

1101 Skokie Blvd. Suite 240

Northbrook, IL 60062

Fax: (847) 948-3080

If to the Client:

Augustine Y. Cheung

Chief Executive Officer

Medifocus Inc

10240 Old Columbia Road Suite G

Columbia, MD 21046

U.S.A.

Phone: 410-290-5734

Fax: 410-290-7255

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

Healthios Capital Markets, LLC

By:	/S/ W. Gregory Shearer
W. Gregory Shearer
Managing Director

By:
David B. Loucks
Chairman and CEO

Medifocus Inc.

By:	/S/ Augustine Y. Cheung
Augustine Y. Cheung
CEO

SCHEDULE I - INDEMNIFICATION AGREEMENT

The Client agrees to indemnify Advisor, any controlling person of Advisor and each of their respective directors, officers, employees, agents, affiliates and representatives (each, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to the Agreement to which this Schedule I is attached, unless it is finally judicially determined that the Liabilities resulted from the gross negligence, bad faith or willful misconduct of any Indemnified Party. The Client further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation, directly or indirectly, arising out of, or relating to, the Agreement or Advisor’s services thereunder, whether or not pending or threatened and whether or not any Indemnified Party is a party to such proceeding. The Client also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client or any person asserting claims on behalf of or in right of the Client, directly or indirectly, arising out of or relating to, the Agreement or Advisor’s services thereunder, unless it is finally judicially determined that such liability resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Client or any affiliate of the Client, in which such Indemnified Party is not named as a defendant, the Client agrees to reimburse Advisor for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

The Client agrees that, without Advisor’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder (whether or not Advisor or any other Indemnified Party is an actual or potential party to such claim, action, suit, proceeding or investigation), unless (a) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party for any liabilities arising out of such claim, action, suit proceeding or investigation and (b) the parties agree that the terms of such settlement as they relate to any Indemnified Party and the fact of any Indemnified Party’s involvement therein shall remain confidential, except to the extent disclosure may be required by applicable law or regulation or by legal, governmental or administrative process.

The Client and Advisor agree that if any indemnification or reimbursement sought pursuant to the first paragraph of this Schedule I is for any reason unavailable or insufficient to hold Advisor harmless (except by reason of the gross negligence, bad faith or willful misconduct of an Indemnified Party) then, whether or not Advisor is the person entitled to indemnification or reimbursement, the Client and Advisor shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Client on the one hand and Advisor on the other hand, in connection with the transaction to which such indemnification or reimbursement relates or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the parties as well as any other relevant equitable consideration, provided, however, that in no event shall the amount to be contributed by Advisor exceed the fees actually received by Advisor under the Agreement. The Client agrees that, for the purposes of this paragraph, the relative benefits to the Client and Advisor of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate consideration payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to Advisor as financial advisor under the Agreement.

The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have.